UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 8, 2006

webMethods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15681	54-1807654
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia		22030
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-460-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2006, webMethods, Inc., a Delaware corporation (the "Company" or "webMethods"), Iowa Acquisition Corp., a California corporation and a wholly-owned subsidiary of webMethods ("Merger Sub"), Infravio, Inc., a California corporation ("Infravio"), certain holders of capital stock of Infravio (the "Key Shareholders") with respect to certain provisions only, and Mary Coleman in her capacity as Shareholders’ Representative, entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Infravio (the "Merger"), with Infravio continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of webMethods.

Under the Merger Agreement, the aggregate consideration payable by webMethods and Merger Sub is $38 million, subject to adjustment as set forth in the Merger Agreement. At the effective time of the Merger, each issued and outstanding share of capital stock of Infravio, except for dissenting shares, will be converted into the right to receive cash, without interest, on the terms specified in the Merger Agreement. Certain outstanding options and warrants to purchase shares of Infravio common stock will be terminated or converted into the right to receive a cash amount, while all outstanding vested options held by Infravio employees will be assumed by webMethods and converted into options to purchase shares of webMethods’ common stock, subject to certain adjustments as provided in the Merger Agreement.

Infravio, the Key Shareholders, webMethods, and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to customary closing conditions. The Merger is expected to close during the month of September 2006, although there can be no assurance that the Merger will close in that time period, or at all.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

webMethods, Inc.

September 14, 2006	By:	/s/ DAVID MITCHELL

Name: DAVID MITCHELL
Title: President and Chief Executive Officer